Exhibit (a)(1)(b)
FOR IMMEDIATE RELEASE
NOVAMED, INC. ANNOUNCES OFFER TO PURCHASE ANY AND ALL OF ITS
OUTSTANDING 1.0% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012
THROUGH A TENDER OFFER
CHICAGO, IL — May 17, 2011 — NovaMed, Inc. (“NovaMed”) announced that it has commenced a tender offer (the “Tender Offer”) to repurchase any and all of its outstanding 1.0% Convertible Senior Subordinated Notes due 2012 (the “Notes”) on June 16, 2011 (the “Repurchase Date”). NovaMed is offering to repurchase any and all of the $75.0 million aggregate principal amount of the Notes outstanding, at par plus accrued and unpaid interest, which amount reflects the aggregate principal amount outstanding of the Notes on May 16, 2011. Tenders of the Notes must be made prior to the expiration of the Tender Offer at 5:00 p.m., New York City time, on June 14, 2011, and may be withdrawn at any time prior to 5:00 p.m., New York City time on June 15, 2011, through compliance with the proper withdrawal procedure outlined in the Notice of Fundamental Change and Offer to Purchase (the “Offer to Purchase”).
The Tender Offer began today, May 17, 2011, and will expire at 5:00 p.m., New York City time, on June 14, 2011. Upon the terms and subject to the conditions of the Tender Offer, for each $1,000 principal amount of Notes validly tendered and not validly withdrawn pursuant to the Tender Offer, we will pay, in cash, $1,000 plus accrued and unpaid interest to, but not including, the Repurchase Date. Prior to the merger through which NovaMed became a wholly owned subsidiary of Surgery Center Holding, Inc., each $1,000 principal amount of the Notes was convertible into 52.3204 shares of NovaMed common stock. As a result of the merger, each $1,000 principal amount of the Notes is currently convertible into $693.2453 in cash per $1,000 principal amount of Notes, an amount calculated by multiplying the Conversion Rate in effect immediately prior to the closing of the merger times the merger consideration of $13.25 in cash per share.
None of NovaMed, Surgery Center Holdings, Inc. (“Surgery Partners”), their respective affiliates, their respective boards of directors or U.S. Bank National Association, the trustee, paying agent and conversion agent for the Tender Offer, is making any recommendations to noteholders as to whether to tender or refrain from tendering their Notes in the Tender Offer. Noteholders must decide how many Notes they will tender, if any. The terms and conditions of the Tender Offer are described in the Offer to Purchase distributed to holders of the Notes.
The trustee, paying agent and conversion agent for the tender offer is U.S. Bank National Association. The Offers to Purchase will be mailed shortly to noteholders of record and also will be made available for distribution to beneficial owners of the Notes. For questions and information, please call the paying agent toll-free at 1-800-934-6802.
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT NOVAMED WILL DISTRIBUTE TO ITS NOTEHOLDERS AFTER NOVAMED FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ITS “SCHEDULE TO” AND OFFER TO REPURCHASE. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. AFTER NOVAMED FILES ITS “SCHEDULE TO” AND OFFER TO PURCHASE WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2011, NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO,” THE OFFER TO PURCHASE AND OTHER DOCUMENTS THAT NOVAMED WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING U.S. BANK NATIONAL ASSOCIATION, THE TRUSTEE, PAYING AGENT AND CONVERSION AGENT FOR THE TENDER OFFER, AT 1-800-934-6802. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About NovaMed, Inc.
NovaMed operates, develops and acquires ambulatory surgery centers in partnership with physicians and holds majority ownership interests in 37 surgery centers located in 19 states. Learn more at www.novamed.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. In addition, the statements in the Offer to Purchase are made as of May 17, 2011. Subsequent events or developments may cause our views to change. We caution you that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees of future performance. Except as may be required by law, we undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.
Notwithstanding anything in this release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.